Exhibit 15.3

Office:	+852 2801 6066
Mobile:	+852 9718 8740
Email:	rthorp@tta.lawyer

Vipshop Holdings Limited

128 Dingxin Road

Haizhu District, Guangzhou 510220

People’s Republic of China

19 April 2023

Dear Sirs

Re: Vipshop Holdings Limited

We consent to the reference to our firm under the heading “Item 10.E. Additional Information - Taxation” on Form 20-F for the year ended 31 December 2022, which will be filed with the Securities and Exchange Commission in the month of April 2023, and further consent to the incorporation by reference of the summary of our opinion that appear in the annual report on Form 20-F into the registration statements of Vipshop Holdings Limited (File No. 333-181559, File No. 333-199515, File No. 333-222218 and No. 333-248504) on Form S-8.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

TRAVERS THORP ALBERGA